Exhibit 23
Form 11-K for 2019
File No. 1-8610

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby

consent to the incorporation by reference in the Registration Statement

(Form S-8, No. 333-189789) of our report dated
June 29, 2020, relating to the statements of net assets available for benefits as of December 31, 2019 and 2018, the

statement of
changes in net assets available for benefits for

the year ended December 31, 2019, and the supplemental schedules of delinquent
participant contributions for the year ended December

31, 2019, and assets (held at end of year) as of December 31,

2019, of the
AT&T

Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the AT&T

Retirement Savings Plan for the
year ended December 31, 2019.

/s/ BKD, LLP

San Antonio, Texas

June 29, 2020